SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                                February 10, 2004
                Date of Report (Date of earliest event reported)


                           HIRSCH INTERNATIONAL CORP.
             (Exact name of Registrant as specified in its charter)


         Delaware                     0-23434                   11-2230715
(State or other jurisdiction  (Commission File Number)        (IRS Employer
    of incorporation)                                     Identification Number)



                             200 Wireless Boulevard
                            Hauppauge, New York 11788


                                 (631) 436-7100
              (Registrant's telephone number, including area code)


                                Page 1 of 2 Pages
                         Exhibit Index Appears at Page 2


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Item 2.  ACQUISITION OR DISPOSITION OF ASSETS

     On February 10, 2004, Hirsch International Corp. (the "Company") executed an Agreement with Tajima Industries, Ltd. ("Tajima") pursuant to which the Company sold all of the common stock (the "Shares") constituting a 55% equity interest of its Tajima USA, Inc. ("TUI") subsidiary owned by it to Tajima, upon the terms and conditions set forth in a certain Purchase and Sale Agreement by and among the Company, Tajima and TUI (the "Agreement"). The sale was effective as of January 31, 2004. Upon the consummation of the sale, Tajima owned 100% of the issued and outstanding common stock of TUI.

     The purchase price (the "Purchase Price") for the Shares was equal to the Book Value (as defined in the Agreement) of the Shares, calculated in accordance with generally accepted accounting principles. At the closing, Tajima paid the Company the sum of $500,000 (the "Initial Payment") in partial payment of the Purchase Price. The remaining balance due on the Purchase Price will be determined on or before April 30, 2004, and paid promptly thereafter in accordance with the terms of the Agreement.

     In addition, the Company agreed to repay TUI the sum of $7,111,002, representing amounts owed by the Company to TUI as of January 31, 2004 (the "Net Intercompany Payable"). The Net Intercompany Payable shall be paid as follows:

     (a) the Initial Payment was paid by Tajima to TUI on behalf of the Company;

     (b) the assignment by the Company to TUI of its right to receive the sum of $2,200,000 from Tajima upon payment of the balance due on the Purchase Price, and

     (c) the payment by the Company of the sum of $4,411,002 in six (6) equal monthly installments of $735,167 each, commencing February 29, 2004 and continuing through and including July 31, 2004.

Item 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

     (c) EXHIBITS

     10.1 Agreement dated as of January 31, 2004, among Hirsch International Corp., Tajima Industries, Ltd. and Tajima USA, Inc.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        HIRSCH INTERNATIONAL CORP.

                                     By: /s/  Paul Gallagher
                                         -------------------
                                         Paul Gallagher,
                                         President and Chief Operating Officer

Dated:  February 23, 2004